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                               AMENDMENT NO. 1 TO

                                 NARROWSTEP INC.

                                     BY-LAWS

                            Dated as of July 12, 2004


        The Narrowstep Inc. By-laws (the "BY-LAWS") are hereby amended by deleting Section 5.4 thereof ("Transfer of Stock") in its entirety and replacing it with the following:


        "Section 5.4 TRANSFER OF STOCK. The Company shall refuse to register any transfer of securities originally issued pursuant to Regulation S promulgated under the Securities Act of 1933, as amended (the "Act"), where the transfer is not made in accordance with the provisions of Regulation S (Rule 901 through Rule 905, and Preliminary Notes), pursuant to registration under the Act or pursuant to an available exemption from such registration. Except as the stockholders may otherwise agree or as otherwise set forth in these By-laws, upon surrender to the Company or the transfer agent of the Company of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, and evidence satisfactory to the Company that such transfer complies with all applicable securities laws, the Company shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books."

        Except as expressly amended hereby, the By-laws and all of the provisions contained therein shall remain in full force and effect.